Exhibit 16.1

July 19, 2024

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Commissioners:

We have read Item 4.01 of Form 8-K dated July 19, 2024, of Sino Green Land Corporation, and are in agreement with the statements in paragraphs one through four therein under Dismissal of Independent Registered Public Accounting Firm, except that we are not in a position to agree or disagree with Sino Green Land Corporation’s statement that the change was approved by the Board of Directors. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ Weinberg & Company, P.A.